Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-1 and related Prospectus of Attunity Ltd and to the incorporation by reference therein of our report dated April 2, 2008 (except Note 1b, as to which the date is November 25, 2008), with respect to the consolidated financial statements of Attunity Ltd which report is included in its Annual Report on Form 20-F/A for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
November 26, 2008	A Member of Ernst & Young Global